                                                     DUQUESNE LIGHT EXHIBIT 12.1


                    Duquesne Light Company and Subsidiaries

               Calculation of Ratio of Earnings to Fixed Charges
                            (Thousands of Dollars)

                                                                                  Year Ended December 31,
                                                             ---------------------------------------------------------------------
                                                                 2001          2000          1999           1998           1997
                                                             ------------   -----------   ------------   -----------   -----------
FIXED CHARGES:
   Interest on long-term debt                                   $  60,090     $  71,269     $  76,938     $  75,810     $  81,592
   Other interest                                                     660         3,149         4,809         1,290           752
   Company obligated mandatorily redeemable
     preferred trust securities dividend requirements              12,562        12,562        12,562        12,562        12,562
   Amortization of debt discount, premium and expense - net         2,218         2,276         2,516         5,266         5,828
   Portion of lease payments representing an interest factor        3,113         6,782        42,973        44,146        44,208
                                                               -----------   -----------   -----------   -----------   -----------
     Total Fixed Charges                                        $  78,643     $  96,038     $ 139,798     $ 139,074     $ 144,942
                                                               -----------   -----------   -----------   -----------   -----------

EARNINGS:
   Income from continuing operations                            $  53,422     $  92,584     $ 151,020     $ 148,548     $ 141,820
   Income taxes                                                    31,425        41,581        76,127*       74,912*       73,838*
   Fixed charges as above                                          78,643        96,038       139,798       139,074       144,942
                                                               -----------   -----------   -----------   -----------   -----------
     Total Earnings                                             $ 163,490     $ 230,203     $ 366,945     $ 362,534     $ 360,600
                                                               -----------   -----------   -----------   -----------   -----------
RATIO OF EARNINGS TO FIXED CHARGES                                   2.08          2.40          2.62          2.61          2.49
                                                               ===========   ===========   ===========   ===========   ===========
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   *Earnings related to income taxes reflect a $3.0 million, $12.0 million, and
$17.0 million decrease for the twelve months ended December 31, 1999, 1998, and
1997, respectively, due to a financial statement reclassification related to
Statement of Financial Accounting Standards No. 109, Accounting for Income
Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.65, 2.69, and 2.61 for the twelve months ended December 31, 1999, 1998, and 1997, respectively.